EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Sun Healthcare Group, Inc. 2009 Performance Incentive Plan of our report dated March 5, 2008 (except for Notes 1 and 8(b) as to which the date is March 3, 2009), with respect to the consolidated financial statements and schedule of Sun Healthcare Group, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2008, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Dallas, Texas
August 6, 2009